Microsoft Word 10.0.3416;T. ROWE PRICE INTERNATIONAL FUNDS, INC.


         T. Rowe Price Emerging Markets Stock Fund T. Rowe Price Global Stock Fund T. Rowe Price International Discovery Fund T. Rowe Price International Stock Fund T. Rowe Price Emerging Europe & Mediterranean Fund T. Rowe Price European Stock Fund T. Rowe Price Japan Fund T. Rowe Price Latin America Fund T. Rowe Price New Asia Fund

The investment strategy has been revised to comply with the 80% name test.



         T. Rowe Price Global Stock Fund T. Rowe Price International Discovery Fund T. Rowe Price International Growth & Income Fund T. Rowe Price International Stock Fund

The following investment management practice was removed:

Each fund will invest at least 65% of its total assets in a manner which reflects its international or global character, respectively. In the case of the international funds, this requires that the funds invest in at least three countries outside of the U.S. For the global fund, this means the fund must invest in at least three countries, one of which may include the U.S.